EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 1990 Employee Qualified Stock Purchase Plan and the 2007 Equity Incentive Plan of Xilinx, Inc. of our reports dated May 10, 2019, with respect to the consolidated financial statements of Xilinx, Inc., and the effectiveness of internal control over financial reporting of Xilinx, Inc. included in its Annual Report (Form 10-K) for the year ended March 30, 2019, and the financial statement schedule of Xilinx, Inc. included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
January 28, 2020